EXHIBIT 99.1

Red Robin Gourmet Burgers, Inc. Reports Inducement Grant
under Nasdaq Listing Rule 5635(c)(4)

ENGLEWOOD, CO – December 8, 2022 – Red Robin Gourmet Burgers, Inc., (Nasdaq: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced the grant of an inducement award to Sarah Mussetter, effective December 8, 2022, in connection with her appointment as the Company’s Executive Vice President and Chief Legal Officer.

As part of the inducement grant, Ms. Mussetter received 19,035 restricted stock units, which will vest in three substantially equal annual installments beginning on the first anniversary of the grant date. The award is subject to same terms and conditions of the Company’s 2017 Performance Incentive Plan as if the award was granted under such plan.

About Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our new app for easy customization, access to the Red Robin Royalty® dashboard and more. There are more than 520 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

For media relations questions:

Joanna Kaufman, Red Robin Gourmet Burgers, Inc.

jkaufman@redrobin.com

(410) 458-2308

For investor relations questions:

Raphael Gross, ICR

(203) 682-8253